Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENVENTIS CORPORATION,

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.,

and

SKY MERGER SUB INC.

Dated as of June 29, 2014

1 THE MERGER		2
1.1	The Merger	2
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Closing of the Merger	2
1.5	Articles of Incorporation	2
1.6	Bylaws	2
1.7	Board of Directors; Officers	2
2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		3
2.1	Conversion of Company Capital Stock	3
2.2	Effect on Capital Stock of Merger Sub	4
2.3	Treatment of Options and Other Stock-Based Awards	4
3 EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION		5
3.1	Delivery of the Merger Consideration	5
3.2	Exchange Procedures	5
3.3	Dividends and Distributions	6
3.4	Transfer Books; No Further Ownership Rights in Shares	6
3.5	Termination of Fund; No Liability	6
3.6	Lost, Stolen or Destroyed Certificates	7
3.7	Withholding Taxes	7
3.8	Adjustments to Prevent Dilution	7
4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
4.1	Corporate Organization	8
4.2	Capitalization	9
4.3	Authority; No Violation	10
4.4	Consents and Approvals	11
4.5	SEC Filings	12
4.6	Financial Statements	12
4.7	Broker’s Fees	14

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4.8	Absence of Certain Changes or Events	14
4.9	Legal Proceedings	14
4.10	Taxes	15
4.11	Employee Benefit Plans	16
4.12	Compliance With Applicable Law	17
4.13	Certain Contracts	18
4.14	Undisclosed Liabilities	19
4.15	Anti-Takeover Provisions	19
4.16	Company Information	19
4.17	Title to Property	19
4.18	Insurance	20
4.19	Environmental Liability	21
4.20	Intellectual Property	21
4.21	Communications Regulatory Matters	22
4.22	Labor Matters	23
4.23	Transactions with Affiliates	23
4.24	Opinion of Financial Advisor	23
4.25	Rights Agreement	23
4.26	Acknowledgement of the Company	23
4.27	No Other Representations or Warranties	24
5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
5.1	Corporate Organization	24
5.2	Capitalization	25
5.3	Authority; No Violation	26
5.4	Consents and Approvals	27
5.5	SEC Filings	28
5.6	Financial Statements	28
5.7	Broker’s Fees	29
5.8	Absence of Certain Changes or Events	29

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5.9	Legal Proceedings	30
5.10	Taxes	30
5.11	Employee Benefit Plans	31
5.12	Compliance With Applicable Law	31
5.13	Certain Contracts	32
5.14	Undisclosed Liabilities	32
5.15	Environmental Liability	32
5.16	Parent Information	33
5.17	No Business Activities by Merger Sub	33
5.18	Ownership of Company Common Stock; No Other Agreements	33
5.19	Acknowledgement of Parent	34
5.20	No Other Representations or Warranties	34
6 COVENANTS RELATING TO CONDUCT OF BUSINESS		34
6.1	Conduct of Business of the Company Prior to the Effective Time	34
6.2	Company Forbearances	34
6.3	Parent Forbearances	37
7 ADDITIONAL AGREEMENTS		37
7.1	Proxy Statement/Prospectus; Parent Registration Statement; Other Filings	37
7.2	Access to Information	38
7.3	Shareholder Meetings	39
7.4	Further Actions	39
7.5	Employees; Employee Benefit Plans	40
7.6	Indemnification; Directors’ and Officers’ Insurance	42
7.7	No Solicitation	44
7.8	Standstill	49
7.9	Section 16 Matters	49
7.10	Tax Treatment	50
7.11	Board of Directors of Parent After the Effective Time	50
7.12	Dividends	50
8 CONDITIONS PRECEDENT		50

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8.1	Conditions to Each Party’s Obligation to Effect the Merger	50
8.2	Conditions to Obligations of Parent and Merger Sub	51
8.3	Conditions to Obligations of the Company	52
9 TERMINATION AND AMENDMENT		52
9.1	Termination	52
9.2	Effect of Termination	54
10 GENERAL PROVISIONS		55
10.1	Amendment	55
10.2	Extension; Waiver	55
10.3	Nonsurvival of Representations, Warranties and Agreements	56
10.4	Expenses	56
10.5	Notices	56
10.6	Interpretation; Construction	57
10.7	Counterparts; Delivery	57
10.8	Entire Agreement	57
10.9	Specific Performance	58
10.10	Governing Law; Venue	58
10.11	Severability	58
10.12	Publicity	59
10.13	Assignment; Third Party Beneficiaries	59

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Index of Defined Terms
Page

Acceptable Confidentiality Agreement	49
Affiliate	7
Agreement	1
Alternative Acquisition Agreement	47
Alternative Proposal	49
Articles of Merger	2
Bankruptcy and Equity Exceptions	11
Business Day	2
Capitalization Date	9
Certificate	3
Claim	43
Closing	2
Closing Date	2
Code	7
Company	1
Company Benefit Plans	17
Company Board	11
Company Common Stock	3
Company Common Stock Holder	5
Company Contract	19
Company Designee	51
Company Disclosure Schedule	8
Company Material Adverse Effect	8
Company Option	4
Company Recommendation	11
Company Recommendation Change	46
Company Required Vote	11
Company SEC Reports	12
Company Shareholder Meeting	39
Company Stock Plans	10
Confidentiality Agreement	39
Consent	12
Continuing Employees	41
D&O Insurance	44
Effective Time	2
Environmental Laws	21
ERISA	16
Exchange Act	12
Exchange Agent	5
Excluded Shares	3
Expenses	43
FCC	12
GAAP	9

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Governmental Entity	12
HSR Act	12
Indemnified Parties	42
Intellectual Property Rights	22
Leased Real Property	20
Licenses	22
Liens	10
LTIP	4
MBCA	2
Merger	1
Merger Consideration	3
Merger Sub	1
Minnesota Secretary	2
Owned Real Property	20
Parent	1
Parent Board	27
Parent Capitalization Date	26
Parent Contract	32
Parent Disclosure Schedule	24
Parent Material Adverse Effect	25
Parent Plans	41
Parent Registration Statement	38
Parent SEC Reports	28
Parent Shareholder Meeting	40
Parent Stock	3
Parent Stock Issuance	38
Parent Stock Plans	26
Permits	8
Permitted Issuances	10
Permitted Liens	21
Proxy Statement/Prospectus	38
Qualifying Transaction	54
Representatives	39
Rights	1
Rights Agreement	1
Rights Agreement Amendment	1
SEC	8
Securities Act	13
State Regulators	12
Subsidiary	9
Superior Proposal	50
Surviving Company	2
Tax Return	16
Taxes	16
Termination Date	53
Termination Fee	55

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2014 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this “Agreement”), is entered into by and among Consolidated Communications Holdings, Inc., a Delaware corporation (“Parent”), Enventis Corporation, a Minnesota corporation (the “Company”), Sky Merger Sub Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of each of the Company, Parent, and Merger Sub have approved the acquisition of the Company by Parent through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for, fair to and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms of this Agreement, to recommend that the Company’s shareholders adopt this Agreement;

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for, fair to and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms of this Agreement, to recommend that Parent’s stockholders adopt this Agreement;

WHEREAS, immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and Wells Fargo Bank National Association, as Rights Agent, have executed an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement, dated as of March 12, 2009 (the “Rights Agreement”), so as to render the Rights issued thereunder (the “Rights”) inapplicable to this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions of this Agreement, in accordance the Minnesota Business Corporation Act (“MBCA”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into the Company.  The Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) of the Merger, and shall continue its corporate existence under the laws of the State of Minnesota.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time.  The Merger shall become effective upon filing of the in articles of merger satisfying the applicable requirements of the MBCA (the “Articles of Merger”) or at such later time as provided in the Articles of Merger, together with such other certificates satisfying the applicable requirements of the MBCA, which shall be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Minnesota (the “Minnesota Secretary”) on the Closing Date (as hereinafter defined) or as soon thereafter as practicable.  As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective upon filing the Articles of Merger or such later date and time as provided by the Articles of Merger and otherwise in accordance with applicable law.

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects and consequences set forth in this Agreement and in Section 302A.641 of the MBCA.

1.4 Closing of the Merger.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) at the offices of Schiff Hardin LLP, 233 South Wacker Drive, Suite 6600, Chicago, Illinois, at 9:00 a.m., central time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Minnesota Secretary is closed.

1.5 Articles of Incorporation.  The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time, be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law and such Articles of Incorporation.

1.6 Bylaws.  At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and such bylaws.

1.7 Board of Directors; Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company and applicable law, until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company and applicable law, until their successors are chosen and have qualified or until their earlier death, resignation or removal.

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock, Parent Stock (as defined below) or any capital stock of Merger Sub:

(a) All shares of common stock, no par value, of the Company (the “Company Common Stock”) owned directly by the Company, any Subsidiary of the Company, Merger Sub or Parent (other than shares in trust accounts (including rabbi trusts), managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for the Merger Consideration (as defined below).  Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as the “Excluded Shares”; and

(b) Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall (subject to Section 2.1(d)) be converted into and become the right to receive 0.7402 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Stock”), subject to adjustment in accordance with Section 2.1(d) (such per share amount, together with any cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 2.1(c), is hereinafter referred to as the “Merger Consideration”).  Effective as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (A) each certificate  formerly representing any of the shares of Company Common Stock (other than Excluded Shares) and (B) each uncertificated Share (an “Uncertificated Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.4.

(c) No Fractional Shares.  No fractional shares of Parent Stock shall be issued in respect of shares of Company Common Stock that are to be converted in the Merger into the right to receive shares of Parent Stock.  Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of Parent Stock to which such holder would otherwise have been entitled pursuant to Section 2.1(b) an amount in cash (without interest), rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time) by (ii) the last reported sale price of Parent Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) on the last complete trading day prior to the date of the Effective Time.

(d) Adjustments.  If, on or after the date of this Agreement and prior to the Effective Time, Parent splits, combines into a smaller number of shares, or issues by reclassification, any shares of Parent Stock, then the Merger Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.2 Effect on Capital Stock of Merger Sub.  At and after the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, no par value, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company and shall not be effected by the Merger.

2.3 Treatment of Options and Other Stock-Based Awards.

(a) At least 10 days prior to the Effective Time, the Company will provide notice to each holder of an option to purchase shares of Common Stock under any Company Stock Plan (each a “Company Option”), that all outstanding Company Options, whether or not exercisable, will be cancelled as of the Effective Time in exchange for payment of cash equal to the amount (if any) for each share of Company stock covered by the Company Option, by which the Merger Consideration (calculated using a five-day average of the Parent Stock closing price prior to the Effective Time) exceeds the exercise price per share covered by such Company Option.  As of the date of the notice, each Company Option shall become exercisable in full prior to the date of cancellation as to any part or all of such Company Option.  Any restrictions applicable to Restricted Stock issued under a Company Stock Plan shall be immediately lapsed as of the Effective Time and shall be exchanged for the Merger Consideration described above (including Restricted Stock held by a rabbi trustee or custodian).

(b) On or before the Effective Time, any Awards granted under the HickoryTech Corporation Long-Term Executive Incentive Program (“LTIP”) shall be amended by the Company Compensation Committee to provide that for each outstanding Award as of the Effective Time, the Participant shall, as of the end of each year of the Program Period for such Award, be deemed to meet the target objective for the performance period ending in such year and will be 100% vested in the Award for that applicable Program Period if the Participant is employed on the last day of the Program Period. Subject to any Change of Control Agreement, vested Awards will be paid no later than March 15 of the year following the close of the Performance Period. All payments of Awards will be made in shares of Parent Stock.

(c) Amounts payable pursuant to this Section 2.3 shall be reduced by such amounts as the Exchange Agent (as defined below), the Surviving Company or Parent is required to deduct and withhold pursuant to Section 3.7.

3. EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1 Delivery of the Merger Consideration.  Prior to the Effective Time and, from time to time after the Effective Time, as applicable, Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.1 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash in lieu of a fractional share of Parent Stock to be paid pursuant to Section 2.1(c) and certificates representing shares of Parent Stock sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares) into the Merger Consideration pursuant to this Agreement.

3.2 Exchange Procedures.

(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates.

(b) Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of shares of Company Common Stock (each such holder, a “Company Common Stock Holder”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any shares of Company Common Stock held by such Company Common Stock Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Company Common Stock Holder is entitled to receive in exchange for such holder’s shares of Company Common Stock in the Merger pursuant to this Agreement.  From and after the Effective Time, until surrendered as contemplated by this Section 3.2, each Certificate representing shares of Company Common Stock held by a Company Common Stock Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Company Common Stock Holder is entitled in exchange for such shares of Company Common Stock as contemplated by Section 2.

(c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration and (ii) issue in registered form to each holder of Uncertificated Shares that number of whole shares of Parent Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this Agreement, cash in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Stock to be issued or paid pursuant to Section 3.3.

(d) Upon surrender by a Company Common Stock Holder to the Exchange Agent of all Certificates representing such holder’s shares of Company Common Stock, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Company Common Stock Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Company Common Stock Holder within ten (10) Business Days following such surrender): (i) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Section 2, and such Certificates so surrendered shall be forthwith canceled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash in lieu of a fractional share of Parent Stock to be paid pursuant to Section 2.1(c)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Section 2, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

3.3 Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Stock shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Section 3.  Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Stock issued in exchange for shares of Company Common Stock represented immediately prior to the Effective Time by such Certificate (i) when any payment or distribution of a certificate representing any share(s) of Parent Stock is made to such holder pursuant to Section 3.2(b) or (c), all dividends and other distributions payable in respect of such Parent Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to such surrender.  For purposes of dividends and other distributions in respect of Parent Stock, all shares of Parent Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

3.4 Transfer Books; No Further Ownership Rights in Shares.  After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Stock as provided herein or as otherwise provided by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in Section 2.

3.5 Termination of Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (i) certificates representing shares of Parent Stock and (ii) cash held by the Exchange Agent for payments in lieu of fractional shares of Parent Stock, in each case, not delivered to holders of Certificates.  Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Stock).  None of Parent, the Surviving Company and the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

3.6 Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Company, the delivery by such Person of a bond (in such amount as Parent or the Surviving Company may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Stock and/or pay the cash in lieu of any fractional share of Parent Stock to which such holder is entitled, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with Section 2.

3.7 Withholding Taxes.  Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent, or any affiliate (as defined under the Exchange Act (an “Affiliate”)) thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

3.8 Adjustments to Prevent Dilution.  Without limiting the other provisions of the Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and other outstanding equity awards of the Company shall be equitably adjusted to reflect such change.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company’s filings with the Securities and Exchange Commission (the “SEC”) required by the Securities Act (as defined below) or the Exchange Act (as defined below) (excluding any disclosures set forth in any section of any such report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (b) in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with  specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect (as hereinafter defined)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Corporate Organization.

(a) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of the good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing, would not reasonably be expected to result in a Company Material Adverse Effect.  Each of the Company and each of its Subsidiaries has the requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority or possess Permits, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not reasonably be expected to result in a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company in connection with the transactions contemplated hereby, (B) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (D) changes generally affecting the industries in which the Company or its Subsidiaries operate that are not specifically related to the Company and its Subsidiaries and do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.  As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such Person for financial reporting purposes.

(b) The copies of the Articles of Incorporation and Bylaws of the Company, and similar organizational documents of each its Subsidiaries, which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  For purposes of this Agreement, all documents and other information posted in the online data room established by the Company prior to the date hereof shall be deemed to have been made available to Parent and Merger Sub.

(c) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2012 of their respective shareholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of stock, no par value, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and all issued and outstanding shares have been designated as Company Common Stock.  As of the close of business on June 27, 2014 (the “Capitalization Date”), there were 13,660,797 shares of Company Common Stock outstanding.  As of the close of business on the Capitalization Date, no shares of Company Common Stock were reserved or to be made available for issuance, except as set forth in Section 4.2(a) of the Company Disclosure Schedule.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 4.2(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), and (iii) as set forth elsewhere in this Section 4.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale, repurchase, redemption or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock (including any rights plan or agreement).  Section 4.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each stock option or subject to each restricted stock award granted under the Company Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such stock option.  Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 4.2(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans or pursuant to Permitted Issuances (as defined below), or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Company Stock Plans.  “Permitted Issuances” means issuances (A) under the Company’s Dividend Reinvestment Plan, (B) Employee Stock Purchase Plan as Amended and Restated on August 1, 2006 (but only for the purchase period ending August 31, 2014), (C) Retainer Stock Plan for Directors as Restated and Amended on September 1, 1996, (D) restricted stock awarded under the 1993 Stock Award Plan (Amended and Restated September 26, 2001) pursuant to the terms of currently outstanding awards, and (E) to the rabbi trust in connection with dividends, in each case in the ordinary course of business consistent with past practice.

(b) Section 4.2(b) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company.  Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest  in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries), with respect to which securities the Company or any of its Subsidiaries has invested (and currently owns) or is required to invest $1,000,000 or more.  Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.  There are no restrictions on the Company with respect to voting the stock of any Subsidiary of the Company.

4.3 Authority; No Violation.

(a) The Company has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote (as hereinafter defined), to consummate the transactions contemplated hereby and thereby.  The Board of Directors of the Company (the “Company Board”) at a duly held meeting has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery of this Agreement, and (iv) subject to Section 7.7, recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and directed that such matter be submitted for consideration by the Company’s shareholders at the Company Shareholder Meeting.  None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date of this Agreement.  Except for the approval of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Company Common Stock entitled to vote (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, and except as set forth in Section 4.3(b) of the Company Disclosure Schedule, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

4.4 Consents and Approvals.  No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or filings or registrations with, any federal, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, including the Merger, except for (a) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Consents from, or registrations, declarations, notices or filings made to or with the Federal Communications Commission (the “FCC”) or any Governmental Entity (including any state or local public service or public utilities commission or other similar state or local regulatory bodies (collectively, the “State Regulators”) and local cable franchise authorities) (other than with respect to securities, antitrust, competition, trade regulation or similar laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required in with respect to mergers, business combinations or changes in control of telecommunications companies generally, (c) the filing with the SEC of the Proxy Statement/Prospectus (as hereinafter defined), an amendment to the Company’s Registration Statement on Form 8-A with respect to the Rights Agreement Amendment, as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (d) the filing of the Articles of Merger with the Minnesota Secretary pursuant to the MBCA and (e) except as set forth in Section 4.4 of the Company Disclosure Schedule, other consents or approvals of, or filings or registrations with, Governmental Entities or third parties, the failure of which to be obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Filings.  Except as set forth in Section 4.5 of the Company Disclosure Schedule, the Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2012 (collectively, the “Company SEC Reports”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”).  Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing).  None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review.  None of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

4.6 Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(b).  The Company (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) From January 1, 2012 to the date of this Agreement, (i) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company (as defined below), any director, officer, auditor, accountant or representative of the Company or any of the Subsidiaries of the Company has received any written complaint, allegation, assertion or claim that the Company or any of the Subsidiaries of the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Company and the Subsidiaries of the Company, taken as a whole, (ii) no attorney representing the Company or any Subsidiary of the Company has made a report to the Company’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Company has disclosed to its outside auditors any fraud, whether or not material, of which that, to the Knowledge of the Company, involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

4.7 Broker’s Fees.  Except for the Company’s engagement of Waller Capital Partners, LLC, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors on behalf of the Company or any of the Company’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, since March 31, 2014, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.2, since March 31, 2014, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.9 Legal Proceedings.

(a) Except as set forth in Section 4.9(a)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company (as defined below), threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.  “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 4.9(a)(2) of the Company Disclosure Schedule, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company; provided, however, that notwithstanding the foregoing, with respect to the representations and warranties contained in Section 4.19 only, “Knowledge of the Company” shall also mean the actual knowledge of the President and Chief Executive Officer of the Company after due inquiry of his direct reports.  The directors and executive officers of the Company listed in Section 4.9(a)(2) of the Company Disclosure Schedule shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.

(b) As of the date of this Agreement, except as set forth in Section 4.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.10 Taxes.

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes (as hereinafter defined) shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Since January 1, 2012, neither the Company nor any of its Subsidiaries (i)  has been a member of an “affiliated group” (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, or (ii) has had any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law.

(c) Since January 1, 2012, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(f) Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) As used herein, “Taxes” shall mean all taxes, levies or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(i) As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list or description of each employee welfare benefit plan and employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 3(1) and 3(2), each other material compensation, consulting, employment or collective bargaining agreement, each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Subsidiaries which the Company or the Subsidiaries maintain or contribute to as of the date of this Agreement (or, with respect to any employee pension benefit plan, has maintained or contributed to in the last ten years) or to which the Company or a Subsidiary is a party or by which it is otherwise bound (collectively, the “Company Benefit Plans”).  Copies of such Company Benefit Plans (and, if applicable, related trust or funding agreements, insurance policies and service provider agreements) and all amendments thereto and written descriptions if not reduced to a written document have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and summary plan descriptions, IRS determination letters or opinion letters.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor any Person treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a multiple employer plan as defined in Section 413(c) of the Code.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, it being understood that it shall not be a breach of this representation or any other representation in this Agreement if as a result of the transactions contemplated by this Agreement (or otherwise on or after the date of this Agreement) any pension plan is required to be funded or terminated.

(e) As of the date of this Agreement, there are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, examinations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof, and no Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and the Company does not anticipate any such submission of any Company Benefit Plan, in each case which would reasonably be expected to have a Company Material Adverse Effect.

(f) All contributions required to be made under the terms of any Company Benefit Plan or applicable law have been timely made or have been reflected on the audited financial statements in accordance with GAAP, and none of the Company Benefit Plans has any material unfunded liabilities not so reflected.

4.12 Compliance With Applicable Law.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any Subsidiary of the Company is in violation of any requirement of applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries related to privacy, data protection or the collection and use of personal information gathered or used by the Company and the Subsidiaries of the Company or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing standards of the NASDAQ Stock Market, including those related to corporate governance.

4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of the Company or any of its Subsidiaries to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness in the principal amount of $2,000,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, or (vi) which involves the purchase or sale of assets (other than purchases or sales: (i) in the ordinary course of business, and (ii) of equipment from or to Enterprise Integration Services, Inc., a subsidiary of the Company) with a purchase price of $375,000 or more in any single case or $2,000,000 in all such cases.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not publicly disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 4.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries has received written notice of any material violation of a Company Contract by any of the other parties thereto.  The Company has made available all contracts which involved payments by the Company or any of its Subsidiaries in fiscal year 2013 of more than $1,250,000 or which could reasonably be expected to involve payments during fiscal year 2014 of more than $1,250,000 other than any such contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $1,250,000, other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

4.14 Undisclosed Liabilities.  Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company.

4.15 Anti-Takeover Provisions.  No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the transactions contemplated by this Agreement.

4.16 Company Information.  The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.

4.17 Title to Property.

(a) Real Property.  Except as disclosed in Section 4.17(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property (the “Owned Real Property”).  All real property and fixtures material to the business, operations or financial condition of the Company and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.  The Company or a Subsidiary of the Company has good fee simple title to all material Owned Real Property specified in Section 4.17(a)(ii) of the Company Disclosure Schedule.  Except for Permitted Liens, as of the date of this Agreement, none of the material Owned Real Properties specified in Section 4.17(a)(ii) of the Company Disclosure Schedule is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Subsidiary of the Company) any right to the use or occupancy of such Owned Real Property or any part thereof.  Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Owned Real Property.

(b) Personal Property.  The Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.  With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Leased Property.  All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property (the “Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Leased Real Property.

As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 4.17 of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vii) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.18 Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with their insurance policies, including any State Self Insurance program, and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect.  Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof), except as set forth on Section 4.18 of the Company Disclosure Schedule.  All premiums and other payments due under any such policy have been paid.

4.19 Environmental Liability.  Except as set forth in Section 4.19 of the Company Disclosure Schedule, to the Knowledge of the Company neither the Company nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, during or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Notwithstanding any other provision of this Agreement to the contrary (including Section 4.12), the representations and warranties of the Company in this Section 4.19 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.

4.20 Intellectual Property.  The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or any of its Subsidiaries, expect for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of the Company in this Section 4.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to intellectual property matters.

4.21 Communications Regulatory Matters.

(a) The Company and each of its Subsidiaries hold (i) all approvals, authorizations, certificates and licenses issued by the FCC or the State Regulators that are required for the Company and each of its Subsidiary to conduct its business as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 4.21(a) of the Company Disclosure Schedule, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of its Subsidiaries by a Governmental Entity that are required for the Company and each of its Subsidiaries to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Licenses”).

(b) Each License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, there has been no event, condition or circumstance that would preclude any License from being renewed in the ordinary course (to the extent that such License is renewable by its terms), except where the failure to be renewed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The licensee of each License is in compliance with each License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the rules, regulations, policies, instructions and orders of the FCC or the State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.22 Labor Matters.  Except as set forth in Section 4.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  As of the date of this Agreement, there is no written labor or employment-related charge, complaint or claim of any sort against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity, except for such charges, complaints or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.23 Transactions with Affiliates.  As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Subsidiaries of the Company, on the one hand, and any Affiliate of the Company (other than the Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.24 Opinion of Financial Advisor.  The Company has received an opinion of Waller Capital Securities, LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.  A written copy of such opinion will be furnished, for informational purposes, to Parent as promptly as practicable following the receipt thereof by the Company.  It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

4.25 Rights Agreement.  The Board of Directors of the Company has approved the execution of the Rights Agreement Amendment such that the Rights issued pursuant to the terms of the Rights Agreement are inapplicable to this Agreement and the transactions contemplated hereby.  The Rights Agreement, as so amended, has not been further amended or modified.  A copy of the Rights Agreement Amendment has been previously made available to Parent.

4.26 Acknowledgement of the Company.  The Company acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of Parent and its Subsidiaries.  In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and the Company (a) acknowledges that, other than as set forth in this Agreement, none of Parent, Merger Sub nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of Parent, Merger Sub nor any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement.

4.27 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties expressly contained in this Section 4, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) Parent’s filings with the SEC required by the Securities Act or the Exchange Act (excluding any disclosures set forth in any section of any such report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (b) in the disclosure schedule of Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with  specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates; provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect (as hereinafter defined)), Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect.  The copies of the charter documents of Parent and Merger Sub which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  As used in this Agreement, a “Parent Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any effect on the Parent or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of Parent or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company or Parent in connection with the transactions contemplated hereby, (B) any failure by Parent to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its Subsidiaries operate, (D) changes generally affecting the industries in which Parent or its Subsidiaries operate that are not specifically related to Parent and its Subsidiaries and do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

(b) The copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, and similar organizational documents of each its Subsidiaries, which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.  As of the close of business on June 27, 2014 (the “Parent Capitalization Date”), there (i) were 40,287,654 shares of Parent’s Common Stock outstanding and (ii) no shares of Parent’s Preferred Stock outstanding.  As of the close of business on the Capitalization Date, no shares of Parent Stock were reserved or to be made available for issuance, except as set forth in Section 5.2(a) of the Parent Disclosure Schedule.  All of the issued and outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under Parent’s stock plans and arrangements set forth in Section 5.2(a) of the Parent Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Parent Stock Plans”), and (iii) as set forth elsewhere in this Section 5.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale, repurchase, redemption or issuance of any shares of Parent Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of the Parent capital stock (including any rights plan or agreement).  Since the Parent Capitalization Date, Parent has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 5.2(a) or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under the Parent Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Parent Stock Plans.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value, all of which are issued and outstanding and are owned, of record and beneficially, solely by a subsidiary of the Parent.

(c) Except as set forth in Section 5.2(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest  in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries), with respect to which securities Parent or any of its Subsidiaries has invested (and currently owns) or is required to invest $3,000,000 or more.  Except as set forth in Section 5.2(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Parent’s Subsidiaries free and clear of any Liens and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.  There are no restrictions on the Parent with respect to voting the stock of any Subsidiary of the Parent.

5.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Parent (“Parent Board”) and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger will (i) violate any provision of charter documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.

5.4 Consents and Approvals.  Except as set forth in Section 5.4 of the Parent Disclosure Schedule, no Consents of, or filings or registrations with, any Governmental Entity or any third Person are necessary in connection with (a) the execution and delivery by Parent or Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Merger, except for (i) any notices required to be filed under the HSR Act, (ii) the Consents from, or registrations, declarations, notices or filings made to or with the Federal FCC, or any Governmental Entity (including State Regulators) and local cable franchise authorities) (other than with respect to securities, antitrust, competition, trade regulation or similar laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required in with respect to mergers, business combinations or changes in control of telecommunications companies generally, (iii) the filing with the SEC of the Proxy Statement/Prospectus (as hereinafter defined) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (iv) the filing of the Articles of Merger and related certificates with the Minnesota Secretary pursuant to the MBCA, (v) Consents or approvals of, or filings or registrations with, Governmental Entities or third parties, (vi) such filings and approvals as may be required to be made under the state blue sky or securities Laws or various states in connection with the issuance of shares of Parent Stock pursuant to this Agreement and (vii) such filings as may be required to cause the shares of Parent Stock to be issued pursuant this Agreement to be approved for listing on the NASDAQ Global Select Market, the failure of which to be obtained would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Filings.  Parent has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2012 (collectively, the “Parent SEC Reports”).  None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  Each of the Parent SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing).  None of the Parent SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.  To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Reports is subject to ongoing SEC review.  None of the Subsidiaries of Parent is required to file or furnish reports with the SEC pursuant to the Exchange Act.

5.6 Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable), fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect) the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  Each of such financial statements (including the related notes, where applicable), complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.  The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(b).  Parent (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company.  The Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) From January 1, 2012 to the date of this Agreement, (i) neither the Parent nor any Subsidiary of the Parent nor, to the Knowledge of Parent (as defined below), any director, officer, auditor, accountant or representative of the Parent or any of the Subsidiaries of the Parent has received any written complaint, allegation, assertion or claim that the Parent or any of the Subsidiaries of the Parent has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Parent and the Subsidiaries of the Parent, taken as a whole, (ii) no attorney representing the Parent or any Subsidiary of the Parent has made a report to the Parent’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Parent has disclosed to its outside auditors any fraud, whether or not material, of which that, to the Knowledge of Parent, involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

5.7 Broker’s Fees.  Except as set forth in Section 5.7 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective officers or directors on behalf of the Parent or any of the Parent’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 5.8(a) of the Parent Disclosure Schedule, since March 31, 2014, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as set forth in Section 5.8(b) of the Parent Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.3, since March 31, 2014, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

5.9 Legal Proceedings.

(a) Neither Parent, Merger Sub nor any of their respective Affiliates is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement.  As used herein, “to the Knowledge of Parent” shall mean the actual knowledge of the officers of Parent and Merger Sub listed in Section 5.9 of the Parent Disclosure Schedule.

(b) Except as set forth in Section 5.9(b) of the Parent Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Affiliates or the assets of Parent, Merger Sub or any of their respective Affiliates which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.10 Taxes.

(a) Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule: (i) each of Parent and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Since January 1, 2012, neither Parent nor any of its Subsidiaries (i) has been a member of an “affiliated group” (other than a group the common parent of which is Parent) filing a consolidated federal income tax return, or (ii) has had any liability for Taxes of any Person (other than Parent and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law.

(c) Since January 1, 2012, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) Neither Parent nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(f) Neither the Parent nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.11 Employee Benefit Plans.  Except as set forth in Section 5.11 of the Parent Disclosure Schedule, neither Parent nor any Person treated as a single employer with Parent under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

5.12 Compliance With Applicable Law.

(a) Except as set forth in Section 5.12(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.  Neither the Parent nor any Subsidiary of the Parent is in violation of any requirement of applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Parent or any of its Subsidiaries related to privacy, data protection or the collection and use of personal information gathered or used by the Parent and the Subsidiaries of the Parent or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing standards of the NASDAQ Stock Market, including those related to corporate governance.

5.13 Certain Contracts.  (i) Each Parent Contract is valid and binding on Parent and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of Parent, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect.  As used in this Agreement, a “Parent Contract” means any contract, arrangement, commitment or understanding (whether written or oral) by which Parent or any of its Subsidiaries is a party to or is bound by (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of Parent or any of its Subsidiaries to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires Parent or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness in the principal amount of $6,000,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Parent or its Subsidiaries, or (vi) which involves the purchase or sale of assets with a purchase price of $1,125,000 or more in any single case or $6,000,000 in all such cases.

5.14 Undisclosed Liabilities.  Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Parent Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of Parent.

5.15 Environmental Liability.  Except as set forth in Section 5.15 of the Parent Disclosure Schedule, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of Parent, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, which liability or obligation would reasonably be expected to result in a Parent Material Adverse Effect.  To the Knowledge of Parent, during or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Parent Material Adverse Effect.  To the Knowledge of Parent, Parent and its Subsidiaries are in compliance with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.  Notwithstanding any other provision of this Agreement to the contrary (including Section 5.12), the representations and warranties of Parent in this Section 5.15 constitute the sole representations and warranties of Parent with respect to any matter (including any liability) relating to Environmental Laws.

5.16 Parent Information.  The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent to be contained in the Proxy Statement/Prospectus, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.17 No Business Activities by Merger Sub.  All of the outstanding capital stock of Merger Sub is owned by Parent.  Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

5.18 Ownership of Company Common Stock; No Other Agreements.  Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Merger.  Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.

5.19 Acknowledgement of Parent.  Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries.  In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.

5.20 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section 5, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to the Parent, Parent’s Subsidiaries, Merger Sub or the transactions contemplated by this Agreement, and Parent disclaims any other representations or warranties, whether made by Parent, Merger Sub or any of their respective affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties expressly contained in this Section 5, each of Parent and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of Parent or any of its Affiliates).

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business of the Company Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees.

6.2 Company Forbearances.  Except as set forth in Section 6.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable law, rule or regulation, or by any Governmental Entity or as required by a Company Benefit Plan or as required by any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that (x) the Company may declare and pay regular quarterly cash dividends of $0.15 per share and (y) any wholly owned Subsidiary of the Company may declare and pay dividends to its parent and other wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of Company Options or vesting of restricted Company Common Stock outstanding as of the date hereof or pursuant to the Company’s Employee Stock Purchase Plan prior to September 1, 2014 or permitted to be issued under this Section 6.2 or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans), or (iv)  grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock except in the ordinary course of business in accordance with past practice, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except pursuant to the exercise of stock options under the Company Stock Plans outstanding as of the date hereof in accordance with the terms of the awards or Permitted Issuances), any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement;

(b) sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice and (iv) sales of immaterial assets which involve the sale of assets outside of the ordinary course of business with a purchase price of $375,000 or less in any single case or $1,500,000 in all such cases;

(c) make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (i) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Schedule, (ii) as otherwise permitted by this Section 6.2, and (iii) other acquisitions in the ordinary course of business consistent with past practice and, in any case, involving consideration in an aggregate amount not in excess of $2,500,000;

(d) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract;

(e) other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as provided by any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation pursuant to the terms of any employee benefit plan, policy, agreement or arrangement) to any of its employees, directors or independent contractors, (ii) pay any severance other than in the ordinary course of business consistent with past practice or (iii) except as may be required, or advisable, to comply with applicable law or contract, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

(f) amend its Articles of Incorporation, bylaws or similar governing documents or similar organizational documents of any of Subsidiary of the Company;

(g) enter into any new material line of business outside of its existing business;

(h) assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit issued by the FCC or any State Regulator;

(i) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice;

(j) make or change any material Tax election or settle or compromise any material Tax liability of the Company or any of its Subsidiaries;

(k) make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

(l) effect or permit, with respect to the Company and any Subsidiary of the Company, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(m) except as permitted pursuant to Section 7.7, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied; or

(n) agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 6.2.

6.3 Parent Forbearances.  Except as set forth in Section 6.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) engage in any material repurchase of, or any recapitalization or other change, restructuring or reorganization with respect to, Parent Stock, including payment of any dividend or other distribution in respect to shares of Parent Stock (other than Parent’s regular quarterly cash dividends);

(b) (i) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or organization of Parent or (ii) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that, in the case of either clause (i) or clause (ii), could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, including withdrawing or modifying, in a manner adverse to the Company, the approval by the Parent Board of this Agreement, the Merger or the issuance of Parent Stock;

(c) without limiting the generality of Section 6.2(b), acquire (whether through merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless such acquisition or agreement would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or any of the other Transactions or the expiration or termination of any waiting period under the HSR Act or other Law, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or any of the transactions contemplated by this Agreement or (iii) increase the risk of not being able to remove any such order on appeal or otherwise;

(d) adopt any amendments to the Certificate of Incorporation or Bylaws of Parent (or similar organizational documents of any of Subsidiary of Parent) which would alter any of the terms of Parent Stock; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

7. ADDITIONAL AGREEMENTS

7.1 Proxy Statement/Prospectus; Parent Registration Statement; Other Filings.  Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(a) prepare and file with the SEC as soon as is reasonably practicable (i) joint proxy materials of the Company and Parent (the “Proxy Statement/Prospectus”) under the Exchange Act with respect to the Company Shareholder Meeting and the Parent Shareholder Meeting, and (ii) a Registration Statement on Form S-4 or other appropriate Form under the Securities Act (the “Parent Registration Statement”) with respect to the issuance of shares of Parent Stock pursuant to the Merger (the “Parent Stock Issuance”) in which the Proxy Statement/Prospectus shall be included as a prospectus;

(b) use commercially reasonable efforts to have, as promptly as practicable, (i) the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and (ii) the Parent Registration Statement declared effective by the SEC under the Securities Act;

(c) take all such action as shall be required under applicable state blue sky or securities Laws in connection with the transactions contemplated by this Agreement; and

(d) cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any foreign jurisdiction prior to the Effective Time in connection with the transactions contemplated by this Agreement, and in making any such filings promptly and in seeking to obtain timely any such consents.

7.2 Access to Information.

(a) Upon reasonable prior notice and subject to applicable law, each of Parent and the Company shall, and shall cause each of their Subsidiaries to, afford to the directors, officers, managers, members, partners, employees, investment bankers, advisors, consultants, accountants, counsel, lenders, agents and representatives (collectively “Representatives”) of the other party access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Parent or the Company and  their Subsidiaries, and, during such period, Parent and the Company shall, and shall cause their Subsidiaries to, make available to Parent or the Company, as applicable all information concerning its business, properties and personnel as Parent or the Company may reasonably request. At the request of Parent or the Company, the other party shall use its commercially reasonable efforts to comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by the Company prior to the date hereof.  Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of its customers or employees, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene, violate or breach any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (D) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated May 14, 2014, between Parent and the Company (the “Confidentiality Agreement”).  The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 7.2(a), and neither Parent nor Merger Sub may rely  on the accuracy of any such information, in each case other than as expressly set forth in the Company's representations and warranties contained in Section 4.

7.3 Shareholder Meetings.

(a) Company Shareholder Meeting.  Following the clearance of the Proxy Statement/Prospectus by the SEC and subject to the other provisions of this Agreement, the Company shall, as soon as reasonably practicable thereafter, (i) mail the Proxy Statement/Prospectus to the Company’s shareholders and (ii) duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby, including the Merger.  Subject to Section 7.7, (A) the Company Board shall recommend a vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.  Subject to Section 7.7, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger.  Notwithstanding any other provision hereof, the Company may postpone or adjourn the Company Shareholder Meeting: (a) with the consent of Parent; (b) for the absence of a quorum; or (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Shareholder Meeting.

(b) Parent Shareholder Meeting.  Following the clearance of the Proxy Statement/Prospectus by the SEC and subject to the other provisions of this Agreement, Parent shall (i) mail the Proxy Statement/Prospectus to the Parent’s stockholders and (ii) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Shareholder Meeting”) for the purpose of voting upon the approval the issuance of shares of Parent Stock pursuant to the Merger and this Agreement, as required under the NASDAQ Listing Rules.  The Parent Board shall recommend a vote in favor of the issuance of the Parent Stock in connection with the Merger and include in the Proxy Statement/Prospectus such recommendation.  Parent will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the issuance of the Parent Stock in connection with the Merger.  Notwithstanding any other provision hereof, Parent may postpone or adjourn the Parent Shareholder Meeting: (a) with the consent of the Company; (b) for the absence of a quorum; or (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s shareholders prior to the Parent Shareholder Meeting.

7.4 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement; and (ii) to promptly prepare, file and provide to third parties and Governmental Entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material permits, Consents, registrations, authorizations and exemptions of or from all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, Consents, registrations, authorizations and exemptions of all such third parties and Governmental Entities. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, shareholders and Representatives and such other matters as may be reasonably necessary or advisable in connection with any application, statement, notice, petition, registration, request, declaration or filing made or provided by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.4(a), each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Notwithstanding any other provision of this Agreement to the contrary, Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any Governmental Entity or any other third Person so as to enable the parties hereto to consummate the Merger as soon as practicable, including committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of the shares of Company Common Stock, or its or the Company’s or their respective Subsidiaries’ assets, as are required to be divested or entering into such other arrangements as are required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(c) Nothing in this Section 7.4 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 7.7 or are required to take under applicable law.

7.5 Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company covering such Continuing Employees (other than any defined benefit, cash balance or equity-based plans), including, but not limited to, vacation and paid time off accruals, (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its Subsidiaries or otherwise not subject to a limitation by the Company and its Subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.

(b) From a period of one (1) year from and after the Effective Time, and subject to the immediately following sentence, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to the Continuing Employees compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Parent; provided, however, that in no event shall such Continuing Employees compensation and benefit arrangements be less favorable in the aggregate than such Continuing Employees’ current compensation and benefit arrangements.  As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, cause the Continuing Employees to commence participation in such Parent Plans as are provided to similarly situated employees of Parent.  From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any of its or their employees.

(c) The provisions of this Section 7.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.5) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.5 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Sections 7.5(a) and 7.5(b), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders of the Company or any of its Subsidiaries) to the fullest extent required, authorized or permitted by Minnesota law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Minnesota law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses.  In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief (including any admission of liability or guilt) from such Indemnified Party.  Notwithstanding the foregoing, an Indemnified Party shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to Parent and Parent and the Surviving Company shall cooperate in the defense thereof; provided, that Parent shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby.  The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement by the Company Board  and the Company’s shareholders and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries at or prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives.  In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 7.6, the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled.  As used in this Section 7.6(a), (A) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, or any other matter for which indemnification is required pursuant to Section 302A.521 of the MBCA, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries; and (B) the term “Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of and advancement of expenses to such Indemnified Party.

(c) Without limiting any of the obligations under paragraph (a) of this Section 7.6, Parent agrees that all rights to indemnification and advancement of expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s Articles of Incorporation or Bylaws or in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

(d) If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.6.

(e) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided that the annual premium therefor shall not exceed $420,000.  If the Company or the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Company shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that Parent or the Surviving Company and its Subsidiaries, as the case may be, shall not be required to spend as an annual premium therefor an amount in excess of $420,000 and (iii) if, during such six (6)-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of $420,000, Parent or the Surviving Company and its Subsidiaries, as the case may be, shall use commercially reasonable efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for $420,000, on terms and conditions substantially similar to the Company’s and the Company’s Subsidiaries’ existing directors’ and officers’ liability insurance.

(f) The provisions of this Section 7.6 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent or the Surviving Company under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 7.6 without the consent of such affected Indemnified Party.  Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.6.  Parent and the Surviving Company, jointly and severally, shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.6.

7.7 No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person that would otherwise be prohibited by this Section 7.7(a).  Promptly following the execution of this Agreement, the Company shall deliver a written notice to each such Person to the effect that, subject to the provisions of this Section 7.7, the Company is ending all discussions and negotiations with such Person with respect to any Alternative Proposal, effective on and from date of this Agreement, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and/or its Subsidiaries.  Subject to the provisions of this Section 7.7, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the Effective Time and the Termination Date, the Company and its Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit (including by way of furnishing non-public information), initiate or knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal, (ii) furnish to any Person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiaries (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any Person, except to notify such Person as to the existence and content of the provisions of this Section 7.7, or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a Person to communicate an Alternative Proposal to Company Board), or anti-takeover laws.

(b) Notwithstanding anything to the contrary set forth in this Section 7.7 or elsewhere in this Agreement, until this Agreement shall have been approved by the Company Required Vote, the Company may, directly or indirectly through one or more Affiliates or Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiaries to, a Person or group of Persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied with its non-solicitation obligations under Section 7.7(a)); provided, however, that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company and/or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub or their respective Representatives (which requirement may be satisfied by posting such information in the online data room established by the Company prior to the date hereof); and provided further that, prior to initiating any such action, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and provided further that prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 7.7) or negotiations with, such Person(s), (A) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (B) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s).  In addition to the obligations of the Company and the Subsidiaries of the Company set forth in clause (b) of this Section 7.7, the Company shall promptly notify Parent in writing of any Alternative Proposal made after the date of this Agreement, which notice shall specify the material terms and conditions of any such Alternative Proposal and the identity of the Person(s) making such Alternative Proposal.  The Company agrees that neither the Company nor any of the Company’s Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent.

(c) Except as provided by Section 7.7(d), at any time after the execution of this Agreement, the Company Board shall not:

(i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent and Merger Sub (a “Company Recommendation Change”);

(ii) approve or recommend any Alternative Proposal; or

(iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 7.7(b)) or authorize, approve or publicly recommend an Alternative Proposal or any agreement, understanding or arrangement relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 7.7(b)).

(d) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the this Agreement shall have been approved by the Company Required Vote the Company is then in receipt of a bona fide written Alternative Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or in connection with a Fiduciary Change, the Company Board may (1) effect a Company Recommendation Change, and/or (2) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the Company, any Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 9.1(c)(ii) to enter into or consummate an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, however, that in such event under this clause (2), the Company concurrently terminates this Agreement pursuant to Section 9.1(c)(ii) and enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal), then the Company Board may effect a Company Recommendation Change, if and only if:

(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Alternative Proposal constitutes a Superior Proposal, or in the case of a Fiduciary Change that failure to effect a Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company ; and

(ii) if the Company Board makes a Company Recommendation Change in connection with a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Termination Fee in accordance with Section 9.2(a); provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least three (3) days’ notice thereof, attaching the Alternative Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect in which case the three day period referred to herein shall be 48 hours, and (B) if, within such three (3) day period (or where applicable, 48 hour period), Parent makes an offer that the Board of Directors of the Company determines in good faith is more favorable to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company’s Board of Directors deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Subsidiary of the Company has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such three (3) day period (or where applicable 48 hour period) to include a provision permitting such termination).

(e) The Company shall keep Parent reasonably informed regarding the matters contemplated by this Section 7.7 (including any Alternative Proposals).  Without limiting the generality of foregoing, (i) the Company shall promptly notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto), including any change in the Company’s intentions as previously notified, and (ii) the Company agrees that it will promptly notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(f) The Company Board may not make a Company Recommendation Change in connection with a Fiduciary Change  unless: (i) the Company provides Parent with written information describing such Fiduciary Change in reasonable detail as soon as reasonably practicable after becoming aware of it; (ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Fiduciary Change; (iii) the Company notifies Parent in writing at least four (4) Business Days before making a Company Recommendation Change with respect to such Fiduciary Change of its intention to do so and specifies the reasons therefor; (iv) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable law; and (v) the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Termination Fee in accordance with Section 9.2(a).

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its shareholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law or would constitute a violation of applicable law. It is understood and agreed that, for purposes of this Agreement (including Section 9), a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board, shall not constitute a Company Recommendation Change or an approval or recommendation with respect to any Alternative Proposal.

(h) Neither Parent nor Merger Sub, nor any of their respective Affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any Alternative Proposal involving the Company.

(i) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not be required to restrict a Person from communicating an Alternative Proposal to the Company Board) or, to the extent applicable, a confidentiality agreement entered into prior to the execution of this Agreement.

(ii) “Alternative Proposal” shall mean any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s shareholders, made by any Person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its Subsidiaries and/or Affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (i) transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction involving the Company and/or any Subsidiary or Subsidiaries of the Company or the issuance or acquisition of shares of Company Common Stock or other equity securities of the Company whose business or businesses constitute twenty percent (20%) (in number or voting power) or more of the assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole, (ii) acquisition, license or purchase of assets of the Company and/or its Subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable or (iii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) (in number or voting power) or greater economic or voting interest in the Company.

(iii) “Superior Proposal” shall mean any bona fide Alternative Proposal (except that references to “twenty percent (20%) or more” in the definition thereof will be deemed to be references to “fifty percent (50%) or more”) made by any Person that is on terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement that Parent and Merger Sub propose to make in accordance with Section 7.7(d)(ii), are more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement.

(iv) “Fiduciary Change" means the Company Board, prior to the Company Required Vote, determines it is obligated to make a Company Recommendation Change because such a change is advisable to comply with its fiduciary duties to shareholders of the Company, including for circumstances as set forth in Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, (Del. Ch. Apr. 29,  2005).

7.8 Standstill.  Until the earlier of the Effective Time or the termination of this Agreement, neither Parent nor any of its Affiliates shall (a) purchase any shares of Company Common Stock or any security of the Company that is convertible into Company Common Stock in the open market or in privately negotiated transactions or (b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (c) commence a tender offer or exchange offer.

7.9 Section 16 Matters.  Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Prior to the Effective Time, the Parent Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any acquisition of shares of Parent Stock (including derivative securities with respect to such Parent Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10 Tax Treatment.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).  Each of Parent and the Company shall use its reasonable best efforts to take such action so as to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Neither Parent nor the Company shall take any action prior to the Closing, and Parent shall not take any action or fail to take any action (and shall prevent the Company from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Parent and the Company shall report the Merger for income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

7.11 Board of Directors of Parent After the Effective Time.  Prior to the Closing, Parent shall take all such action as may be reasonably necessary to cause one individual selected by the Company and approved by the Parent (such approval not to be unreasonably conditioned, whithheld or delayed) prior to the Closing Date from among the Board of Directors of the Company (the “Company Designee”) to be elected to Parent’s Board of Directors effective as of the Effective Time.  If at any time prior to or after the Effective Time, the initial Company Designee is unwilling or unable to serve as a member of Parent’s Board of Directors, then Company Board (including, after the Effective Time, those individuals who served as members of the Company Board immediately prior to the Effective Time) shall, by written notice to Parent, name a new designee who shall be approved by the Parent and who, subject to such Parent approval, shall thereupon be the Company Designee for all purposes of this Agreement.

7.12 Dividends.  Parent and the Company shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Parent Stock and Company Common Stock for the purpose of minimizing the risk that holders of shares of Company Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Company Common Stock and shares of Parent Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Company Common Stock or shares of Parent Stock received as Merger Consideration.

8. CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval.  This Agreement shall have been approved by the Company Required Vote.

(b) Parent Shareholder Approval.  The issuance of shares of Parent Stock pursuant to the Merger and this Agreement, as required under the NASDAQ Listing Rules, shall have been approved at the Parent Shareholder Meeting.

(c) HSR Compliance.  The applicable waiting period under the HSR Act shall have expired or been terminated.

(d) FCC and State Regulatory Approvals.  All Consents or authorizations to be obtained from the FCC or any State Regulator set forth in Section 8.1(d) of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

(e) No Injunctions or Restraints; Illegality.  No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity that prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger.

(f) Parent Registration Statement.  The Parent Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or, to the Company’s Knowledge or Parent’s Knowledge, threatened by the SEC.

(g) NASDAQ Approval.  The shares of Parent Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Select Market.

(h) Statutes.  No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

8.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

8.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

9. TERMINATION AND AMENDMENT

9.1 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the shareholders of the Company, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholder Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines;

(b) by either Parent or the Company:

(i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(ii) if the Effective Time shall not have occurred on or before January 31, 2015; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(iii) if the condition set forth in Section 8.1(a) is not satisfied at the Company Shareholder Meeting; or

(iv) if any state or federal law, rule or regulation is adopted or issued that has the effect of prohibiting the Merger;

(c) by the Company:

(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent and Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (B) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein such that the condition set forth in Section 8.3(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to Parent and Merger Sub; or

(ii) under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 7.7 and provided the Termination Fee referenced in Section 9.2(a) shall have been paid by the Company to Parent.

(d) by Parent:

(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.2(a) would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.2(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to the Company; or

(ii) if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement/Prospectus or shall have effected a Company Recommendation Change, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Alternative Acquisition Agreement, Alternative Proposal or any Superior Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Alternative Proposal or a Superior Proposal, (C) the Company shall have failed to call the Company Shareholder Meeting in accordance with Section 7.3 or shall have failed to deliver the Proxy Statement/Prospectus in accordance with Section 7.1 in material breach of such Sections and such failure shall not be due to any material breach by Parent or Merger Sub of their obligations under Section 7.1, or (D) a tender offer or exchange offer for outstanding shares of Common Stock shall have been commenced (other than by Parent or Merger Sub or their respective Affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer.

9.2 Effect of Termination.

(a) Notwithstanding any provision of this Agreement to the contrary, if:

(i) (A) this Agreement is validly terminated pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(d)(i) (due in any such case to a breach of Section 7.7), (B) following the execution and delivery of this Agreement and in the case of a termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to such termination, and in the case of a termination pursuant to Section 9.1(b)(iii), prior to the Company Meeting, any bona fide Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) thresholds set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn or otherwise abandoned (and, if publicly disclosed, not publicly withdrawn or otherwise abandoned) and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(d)(i), as applicable, a Qualifying Transaction is consummated; or

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent pursuant to Section 9.1(d)(ii);

then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee.  “Termination Fee” shall mean an amount equal to $8,448,750.  Such payment shall be made, in the case of a termination referenced in clause (i) above, upon the consummation of any Qualifying Transaction, or in the case of a termination referenced in clause (ii) above, concurrently with the termination of this Agreement by the Company pursuant to Section 9.1(c)(ii) or within two (2) business days after termination of this Agreement by Parent pursuant to Section 9.1(d)(ii).  For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 9.2(a), Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 9.2(a), and upon payment in full of such amount, none of Parent nor Merger Sub or any of their respective Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 9.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Wells Fargo Bank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

(c) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

(d) There shall be deducted from any payments made pursuant to this Section 9.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

(e) The party seeking to terminate this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 10.5, specifying the provision or provisions hereof pursuant to which such termination is effected.  Except as otherwise provided in this Section 9, any valid termination of this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Sections 7.2(b), 9.2, 10.4 and 10.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

10. GENERAL PROVISIONS

10.1 Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein;  provided, however, that, after receipt of the Company Required Vote, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.4 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement/Prospectus (including any SEC filing fees) and (ii) the filing and fees paid in respect of any HSR Act or other regulatory filings, including filings made with the FCC or State Regulators.

10.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Attention:  Steven J. Shirar
Facsimile No: (217) 234-9934

with a copy to:

Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, IL 60606
Attention: Alexander B. Young
Facsimile: 312-258-5600

(b) if to the Company, to:

Enventis Corporation
221 East Hickory Street
Mankato, MN 56001
Attention: John W. Finke, Chief Executive Officer
     David A. Christensen, Chief Financial Officer
Facsimile: 507-625-9191

with a copy to:

Stinson Leonard Street LLP
3 Civic Center Plaza, Suite 400
Mankato, MN 56001
Attention: John Granda
     Michael P. Jacobs
     Stephen M. Quinlivan
Facsimile: 507-345-1182

10.6 Interpretation; Construction.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.  This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.  All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

10.7 Counterparts; Delivery.  This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement.  Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 10.5 hereof, provided that such delivery is effected in accordance with the notice information provided for in Section 10.5 hereof.  In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

10.8 Entire Agreement.  Unless otherwise agreed in writing by all of the parties to this Agreement, this Agreement (together with the agreements, documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.

10.9 Specific Performance.  The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 10.9 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.10 Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law).  Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of Minnesota or of the United States of America, in each case located in the County of Hennepin, Minnesota, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court.  Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum.  Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court.  Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

10.11 Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.12 Publicity.  Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the NASDAQ Stock Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

10.13 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except for (a) the provisions of Section 7.5 and Section 7.6, (b) the right of the Company’s shareholders to receive the Merger Consideration at the Effective Time, (c) the right of the holders of Company Options to receive the Merger Consideration at the Effective Time, and (d) the rights of the Company’s shareholders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful breach of this Agreement (provided, that the rights granted pursuant to this clause (e) shall be enforceable on behalf of the shareholders only by the Company in its sole and absolute discretion), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

ENVENTIS CORPORATION

By:           /s/ John W. Finke
Name:      John W. Finke
Title:        President and Chief Executive Officer

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:           /s/ Robert J. Currey
Name:      Robert J. Currey
Title:        Chairman and Chief Executive Officer

SKY MERGER SUB INC.

By:           /s/ Robert J. Currey
Name:      Robert J. Currey
Title:        Chairman and Chief Executive Officer